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               FIRST CAPITAL, INC. REPORTS THIRD QUARTER EARNINGS

Corydon, Indiana--October 19, 2006. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $852,000 or $0.30 per diluted share for the quarter ended September 30, 2006, compared to $975,000 or $0.34 per diluted share during the same period in 2005. The decrease in earnings is due to a decrease in net interest income after the provision for loan losses and an increase in noninterest expense offset by an increase in noninterest income. The earnings per share figures for 2005 have been adjusted to account for the stock dividend declared on June 19, 2006.

Net interest income after provision for loan losses decreased $162,000 for the quarter ended September 30, 2006 as compared to the quarter ended September 30, 2005. Interest income increased $589,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 6.05% during the quarter ended September 30, 2005 to 6.44% for the same period in 2006. Interest expense increased $686,000 as the average cost of interest-bearing liabilities increased from 2.99% to 3.65% when comparing the same two periods. The provision for loan losses increased $65,000 to a total of $215,000 for the three months ended September 30, 2006.

Noninterest income increased $103,000 for the quarter ended September 30, 2006 as compared to the quarter ended September 30, 2005. Gains on the sale of mortgages and service charges on deposits increased $90,000 and $68,000, respectively. This was offset by a decrease of $35,000 in mortgage brokerage fees.

Noninterest expenses increased $180,000 as compared to the quarter ended September 30, 2005. Compensation and benefits increased $132,000 when comparing the two periods primarily due to normal salary increases, an increase in lending staff and an increase in the cost of providing employee health insurance. Other operating expenses increased $42,000 during the quarter ended September 30, 2006 as compared to the same period in the prior year primarily due to increases in loan and repossessed property expenses.

For the nine months ended September 30, 2006, the Company earned $2.7 million or $0.96 per diluted share compared to $2.7 million or $0.95 for the same period in 2005. Again, the earnings per share figures reflect the stock dividend declared on June 19, 2006.

Net interest income after provision for loan loss increased $133,000 during the first nine months of 2006 compared to the same period in 2005. Interest income increased $1.9 million when comparing the two periods, due to an increase in the average tax-equivalent yield on interest-earning assets from 5.89% during the first nine months of 2005 to 6.34% in the same period of 2006. The average balance of interest-earning assets also increased, from $402.4 million in 2005 to $415.5 million in 2006. Interest expense increased $1.6 million as the average cost of interest-bearing liabilities increased from 2.87% in 2005 to 3.39% in 2006. The average balance of interest-bearing liabilities increased $11.1 million when comparing the two periods. The provision for loan losses increased $122,000 to $585,000 during the nine months ended September 30, 2006.

Noninterest income increased $108,000 primarily due to an increase in service charges on deposits offset by decreases in commission income and mortgage brokerage fees.

Noninterest expenses increased $257,000 when comparing the nine months ended September 30, 2006 to the same period in 2005, primarily due to an increase of $228,000 in compensation and benefits. Other operating expenses increased $57,000 when comparing the two periods, primarily due to increases in loan and repossessed property expenses.

Total assets as of September 30, 2006 were $451.7 million compared to $438.4 million at December 31, 2005. Net loans receivable increased $18.2 million during 2006. The funding for this growth was provided by increases in retail repurchase agreements and deposits of $9.0 million and $6.4 million, respectively.

First Harrison Bank currently has eleven offices in the Indiana communities of Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First
                                                   ---------------------
Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding

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its business strategies and their intended results and its future performance.
Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                               NINE MONTHS ENDED                        THREE MONTHS ENDED
                                                                 SEPTEMBER 30,                             SEPTEMBER 30,
OPERATING DATA                                               2006              2005                     2006          2005
                                                             ----              ----                     ----          ----
   (Dollars in thousands, except per share data)
Total interest income                                  $   19,420         $   17,531                $    6,635     $    6,046
Total interest expense                                      9,237              7,603                     3,351          2,665
                                                       -----------------------------                -------------------------
Net interest income                                        10,183              9,928                     3,284          3,381
Provision for loan losses                                     585                463                       215            150
                                                       -----------------------------                -------------------------
Net interest income after provision for loan losses         9,598              9,465                     3,069          3,231
Total non-interest income                                   2,376              2,268                       830            727
Total non-interest expense                                  7,905              7,648                     2,645          2,465
                                                       -----------------------------                -------------------------
Income before income taxes                                  4,069              4,085                     1,254          1,493
Income tax expense                                          1,347              1,382                       402            518
                                                       -----------------------------                -------------------------
Net income                                             $    2,722         $    2,703                $      852     $      975
                                                       =============================                =========================

Net income per common share, basic                     $     0.96         $     0.96                $     0.30     $     0.35
                                                       =============================                =========================
Weighted average common shares outstanding - basic      2,823,034          2,822,333                 2,825,249      2,823,290

Net income per common share, diluted                   $     0.96         $     0.95                $     0.30     $     0.34
                                                       =============================                =========================
Weighted average common shares outstanding - diluted    2,847,584          2,850,599                 2,850,453      2,849,126

OTHER FINANCIAL DATA

Cash dividends per share                               $     0.51         $     0.46                $     0.17     $     0.16
Return on average assets (annualized)                        0.82%              0.84%                     0.76%          0.90%
Return on average equity (annualized)                        8.52%              8.75%                     7.92%          9.36%
Net interest margin                                          3.38%              3.37%                     3.24%          3.42%
Net overhead expense as a percentage
     of average assets (annualized)                          2.39%              2.37%                     2.38%          2.27%

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                                                SEPTEMBER 30,      DECEMBER 31,
BALANCE SHEET INFORMATION                          2006                2005
                                                   ----                ----

Cash and cash equivalents                       $  15,234            $  14,673
Investment securities                              70,257               76,915
Gross loans                                       342,915              324,557
Allowance for loan losses                           2,262                2,104
Earning assets                                    421,256              405,162
Total assets                                      451,725              438,354
Deposits                                          323,628              317,264
FHLB debt                                          61,911               65,947
Repurchase agreements                              19,723               10,704
Stockholders' equity                               43,508               41,957
Non-performing assets:
  Nonaccrual loans                                  2,801                1,906
  Foreclosed real estate                            1,192                  749

Contact:
--------
Chris Frederick
Chief Financial Officer
812-738-2198 ext. 234